EMPLOYMENT AGREEMENT

         AGREEMENT dated as of January 25, 2002, between GENESIS FUNDING, INC. ("Genesis"), a Washington corporation, having its principal place of business at 200 North Mullan Road, Suite 217, Spokane, Washington 99206, and Douglas B. Durham, an individual residing in Spokane, Washington ("Durham").

WITNESSETH:

         WHEREAS, Genesis, has executed documents relating to an investment in GENESIS by Temporary Financial Services, Inc. ("TFS"), John R. Coghlan, Michael
A. Kirk, and Douglas B Durham (the "Investors").

         WHEREAS, Durham is acknowledged as a capable and qualified executive in the financial services business that Genesis will be engaged in;

         WHEREAS, the parties acknowledge that Durham's abilities and services are unique and essential to the prospects of Genesis and the Investors have invested in Genesis in reliance on Durham's continuing services to Genesis pursuant to this Agreement; and

         WHEREAS, in light of the foregoing, Genesis desires to employ Durham as its Chairman and Durham desires to accept such employment.

         NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. Genesis hereby employs Durham and Durham hereby accepts employment upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall commence on the date hereof and shall terminate as of the earlier of:

         (a) Two years from the date hereof (the "Initial Term") unless either Durham or Genesis notifies the other that he or it elects to extend the term hereof for an additional one year (the "Renewal Period"), such notice to be given within 90 days before the end of the Initial Term hereof or within 90 days before the end of each successive Renewal Period;

         (b)      The death of Durham;

         (c) Unless cured by Durham within the thirty day period, thirty days after notice is given by Genesis to Durham of a material breach hereof by Durham; or

         (d) Unless cured by Genesis within the thirty day period, thirty days after notice is given by Durham to Genesis, of a material breach hereof by Genesis.

                  The exercise of the right of Genesis or Durham to terminate this Agreement pursuant to clause (c) or (d) hereof, as the case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination. Genesis shall only be

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                  deemed to have  materially  breached  this  Agreement  and the terms of Durham's employment if it fails to pay compensation as required under Section 3 or if it reassigns Durham to a position other than senior executive as required Section 4.

3.   Compensation. For all services rendered under this Agreement:

         (a) Base Salary. Genesis shall pay Durham a base salary of $12,000 per annum in equal monthly or semi-monthly installments. The Board of Directors will review, at least annually, Durham's compensation with a view to increasing it if, in the sole judgment of the Board of Directors, the earnings of Genesis or the services of Durham merit such an increase.

         (b) During the Initial Term, Durham shall also receive, at the discretion of the Board of Directors, incentive compensation in amounts and at the times set by the Board. Incentive compensation payable under this subparagraph is intended to reward exemplary performance.

         (c) During the term of his employment, Durham shall be entitled to participate in employee benefit plans or programs of Genesis, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board of Directors, full medical, three weeks paid vacation, and qualified pension and profit sharing plans.

         (d) Durham shall be entitled to reimbursement of all expenses incurred by him in the performance of his duties, subject to the presenting of appropriate vouchers in accordance with Genesis's policy.

4. Duties. Durham is engaged initially with the title and functions of Chairman of Genesis and, subject to the direction of the Board of Directors, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by Genesis in connection with the conduct of its business. Nothing herein shall preclude the Board of Directors of Genesis from changing Durham's title and duties if the Board has concluded in its reasonable judgment that such change is in Genesis's best interests; provided, however, that at all times during the term of this Agreement, Durham shall be employed as a senior Executive of Genesis with appropriate and commensurate compensation, title, rank and status. If Durham is elected or appointed a director or officer of Genesis or any subsidiary thereof during the term of this Agreement, Durham will serve in such capacity without further compensation.

5. Extent of Services. Durham shall devote part time to the business of Genesis. It is understood by Genesis that Durham is currently employed by Production Finance International, LLC ("PFI"), and Durham will continue his employment with PFI during the term of this Agreement. PFI does not compete with Genesis. Durham is prohibited, during the term of this agreement from providing services to a competitor of Genesis. This prohibition shall not be construed as preventing Durham from (a) investing his personal assets in businesses which do not compete with Genesis, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time

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         five  percent  or  more of the  equity  securities  of any  corporation engaged in a business competitive to that of Genesis, and (c) participating in conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to Durham's engaging in them. Prior to commencing any activity described in clause (c) above, Durham shall inform the Board of Directors of Genesis in writing of any such activity.

6.       Disclosure of Information.

         (a) Durham represents and warrants to Genesis that his resume included in the Genesis Funding Business Plan sets forth all material information about Durham's background. Durham further represents that he is not subject to any covenants not to compete.

         (b) Durham recognizes and acknowledges that Genesis's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of Genesis's business, access to and knowledge of which are essential to the performance of Durham's duties hereunder. Durham will not, during or after the term of his employment by Genesis, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Durham make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except Genesis) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that Durham was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without Genesis's consent). Durham agrees to hold as Genesis's property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to Genesis's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of Genesis, at any time, to deliver the same to Genesis.

7. Inventions. Durham hereby sells, transfers and assigns to Genesis or to any person, or entity designated by Genesis, the entire right, title and interest of Durham in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by Durham, solely or jointly, or in whole or in part, during the term of this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, or used by Genesis or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of Genesis or any subsidiary. Durham shall communicate promptly and disclose to Genesis, in such form as Genesis requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, Durham shall execute and deliver to Genesis such formal transfers and assignments and such other papers and documents as may be required of Durham to permit Genesis or any person or entity designated by Genesis to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by Durham, relating to the business of Genesis, within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by Durham to have been first conceived and made following such termination.

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8.       Covenant Not to Compete.

         (a) During the term hereof and, unless this Agreement is terminated pursuant to Section 2(d) hereof, for a period of two years thereafter, Durham shall not compete, directly or indirectly, with Genesis, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Genesis and any customer, client, supplier, consultant or employee of Genesis, including, without limitation, employing or being an investor (representing more than a 5% equity interest) in, or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with Genesis was terminated after the date which is one year prior to the date of termination of Durham's employment therewith. An activity competitive with an activity engaged in by Genesis shall include becoming an employee, officer, consultant or director of, or being an investor in, or owner of, an entity or person engaged in the business then engaged in by Genesis.

         (b) It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete or modify the offending portion to the extent required to make this Section 8 enforceable in the particular jurisdiction in which such adjudication is made.

         (c) Nothing in this Section 8 shall reduce or abrogate Durham's obligations during the term of this Agreement under Sections 4 and 5 hereof.

9.   Remedies.

         (a) The parties hereto acknowledge that the damages suffered by Genesis and the Investors from Durham's breach of this Agreement, by his continued neglect of his duties in Section 4 or 5, may not be ascertainable. Accordingly, if Durham breaches Section 4 or 5 hereof by continuously neglecting his duties in either of said Sections, Genesis and the Investors shall be entitled to the greater of actual proven damages (determined by a court or arbitrator) or liquidated damages from Durham in the amount of $18,000.

         (b)      If there is a breach or threatened breach of the provisions of
                  Section 5, 6(b), 7 or 8 of this Agreement, Genesis shall be entitled to an injunction restraining Durham from such breach. Nothing herein shall be construed as prohibiting Genesis from pursuing any other remedies for such breach or threatened breach.

         (c) If this Agreement is terminated pursuant to Section 2(d) hereof, Durham is not required to mitigate damages otherwise obtainable from Genesis as a result Genesis' breach and any income received by Durham after such termination shall not reduce the amount of damages otherwise obtainable from Genesis hereunder.

10. Insurance. Genesis may, at its election and for its benefit, insure Durham against accidental loss or death and Durham shall submit to such physical examination and supply such information as may be required in connection therewith.

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11.      Assignment.  This Agreement may not be assigned by Durham.  Genesis may assign this Agreement in connection with a merger or consolidation involving Genesis or a sale of substantially all its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes Genesis's obligations under this Agreement.

12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to Durham at his residence at 1926 East 38th, Spokane, Washington 99203 or Genesis at its address set forth above, Attention: The Board of Directors.

13. Waiver of Breach. A waiver by Genesis or Durham of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

14. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

Genesis Funding, Inc.                          Durham

_/s/ Michael A. Kirk____________               _/s/ Douglas B. Durham________
Name: _Michael A. Kirk__________               Douglas B. Durham
Title: ___President_____________